Exhibit(a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

NSTOR TECHNOLOGIES, INC.

AT

$0.105 NET PER SHARE

BY

NORMANDY ACQUISITION CORPORATION,

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

XYRATEX LTD

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 2, 2005, UNLESS THE OFFER IS EXTENDED.

August 5, 2005

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter relates to the offer being made by Xyratex Ltd, a Bermuda corporation (“Parent”), through Normandy Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser” and together with Parent, “Xyratex”), to purchase all of the issued and outstanding common stock, par value $0.05 per share (the “Shares”), of nStor Technologies, Inc., a Delaware corporation (the “Company”), at a price of $0.105 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Xyratex’s Offer to Purchase dated August 5, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated August 5, 2005;

2. Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to back-up federal income tax withholding);

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company of New York (“the Depositary”) by the Expiration Date (as defined in the Offer to Purchase);

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. The letter to stockholders of the Company from Todd Gresham, the Chief Executive Officer and President of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the “Board of Directors”) that stockholders accept the Offer and tender their Shares to Xyratex pursuant to the Offer; and

6. Return envelope addressed to the Depositary.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST 88.1% OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON THE DATE OF PURCHASE. THE OFFER IS SUBJECT TO OTHER CONDITIONS DESCRIBED IN “THE OFFER—CONDITIONS TO THE OFFER” OF THE OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 2, 2005, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 27, 2005 (the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, as soon as practicable following consummation of the Offer, Purchaser will be merged with and into the Company (the “Proposed Merger”) with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

The Board of Directors at a meeting of the Company’s Board of Directors held on July 26, 2005 (1) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Proposed Merger are advisable, fair to and in the best interests of the Company and the holders of Shares, (2) approved and declared the advisability of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Proposed Merger, and (3) recommended that the holders of Shares accept the Offer.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, together with certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Friday, September 2, 2005.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Depositary at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

XYRATEX LTD

NORMANDY ACQUISITION CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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